Exhibit 99.1

The Empire District Electric Company Reports Third Quarter 2015 Earnings; Declares Quarterly Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--October 29, 2015--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.26 per share. The dividend is payable December 15, 2015, to holders of record as of December 1, 2015. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended September 30, 2015.

The Company reported consolidated earnings for the third quarter of 2015 of $25.3 million, or $0.58 per share (basic and diluted), compared to same quarter 2014 earnings of $23.9 million, or $0.55 per share (basic and diluted). Earnings for the twelve months ended September 30, 2015 were $57.8 million, or $1.33 per share ($1.32 on a diluted basis), compared to earnings of $71.2 million, or $1.65 per share (basic and diluted), for the twelve months ended September 30, 2014.

Earnings were higher this quarter compared to the same quarter last year, primarily due to the new Missouri retail on-system rate increase which took effect July 26, 2015, warmer weather resulting in a 10.1% increase in cooling degree days and lower generation maintenance expense. These gains were partially offset by higher depreciation and amortization expense, property and other tax expenses and interest charges primarily related to the Asbury Air Quality Control System (AQCS) environmental upgrade.

For the twelve month period ended September 30, 2015, increased revenue attributable to the Missouri rate case mentioned above was more than offset by milder weather, especially in the 4th quarter of 2014 and 1st quarter of 2015 when compared to the prior year period. The Company also experienced increased operations, maintenance, depreciation and interest expenses during the same time period.

According to Brad Beecher, President and CEO, “Third quarter 2015 results were on target with our 2015 earnings guidance. With recovery of the cost of our Asbury environmental upgrade now included in our Missouri rates, and as we continue to execute our rate base growth plan, our full-year weather normal earnings guidance range of $1.30 to $1.45 per share we provided in February of this year remains unchanged.”

Third Quarter 2015 Results

Electric segment gross margin (electric revenue less cost of fuel and purchased power) increased approximately $8.7 million or 8.1% during the third quarter 2015 compared to the third quarter 2014. Electric segment gross margin was positively impacted by the new Missouri retail on-system rate increase. A 3.3% increase in on-system kWh sales during the third quarter of 2015 as compared to the third quarter of 2014 was primarily driven by more favorable weather and improved customer counts and usage.

Gas segment gross margin (gas revenues less cost of gas sold and transported) of $3.8 million was virtually flat compared to the third quarter of 2014.

Consolidated quarterly earnings were also favorably impacted by lower maintenance and repair expense which decreased $0.6 million, while unfavorable impacts included the following:

  Operating expense increase of $0.8 million,
  Depreciation and amortization expense increase of approximately $1.5 million
  Other taxes increases of $1.0 million resulting from higher property taxes,
  Interest expense increase of approximately $1.0 million, and
  Changes in Allowance For Funds Used During Construction (AFUDC), which decreased earnings by approximately $0.8 million.

Consolidated net income increased approximately $1.4 million or 5.8% in the third quarter of 2015 compared to the 2014 quarter.

Twelve Months Ended September 2015 Results

Electric segment gross margin increased approximately $4.1 million or 1.1% during the twelve month period ended September 30, 2015 versus the comparable prior year period. Rate increases, net of a January 2015 FERC refund, more than offset the negative impact from a 0.9% decrease in on-system sales which was primarily caused by milder weather.

Gas segment gross margin decreased approximately $1.4 million or 5.4% on decreased revenues of $7.0 million versus the comparable prior year period. Gas segment results were unfavorably impacted by the milder heating season during the twelve month period ended September 30, 2015 versus the comparable prior year period.

Consolidated twelve month ended earnings were also negatively impacted by:

  Operating expense increase of approximately $3.7 million, primarily due to increased transmission expense,
  Maintenance expense increase of approximately $5.7 million driven by the timing of a planned maintenance outage at our SLCC facility and increased costs related to a Riverton maintenance contract,
  Depreciation and amortization expense increase of approximately $6.3 million,
  Property and other taxes increase of approximately $2.1 million,
  Interest expense increase of approximately $2.7 million, and
  Changes in AFUDC which decreased earnings $0.8 million.

These negative factors are largely reflective of under recovery due to the timing of the Company’s rate increases.

The increased electric margin from rates offset by an increase in expenses noted above resulted in a decrease in consolidated net income of approximately $13.3 million in the 2015 twelve month ended period compared to 2014.

Selected unaudited consolidated financial data for the quarters and twelve months ended September 30, 2015 and September 30, 2014 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2015	2014	Change*	2015	2014	Change*
Electric Margin	116.6	107.9	8.7	383.0	378.9	4.1
Gas Margin	3.8	3.8	(0.0)	23.5	24.9	(1.4)
Other Revenues	2.2	2.0	0.2	8.3	8.0	0.3
Gross Margin	122.6	113.7	8.9	414.8	411.8	3.0

Less:
Operating and Maintenance Expenses	40.8	40.6	0.2	165.7	156.5	9.2
Depreciation and Amortization	20.1	18.5	1.6	78.8	72.5	6.3
Taxes	25.9	22.9	3.0	74.5	78.3	(3.8)
Operating Income	35.8	31.7	4.1	95.8	104.5	(8.7)
Interest Expense and Other, net	10.5	7.8	2.7	38.0	33.3	4.7
Net Income	$25.3	$23.9	$1.4	$57.8	$71.2	($13.4)

Earnings Per Share (Basic)	$0.58	$0.55	$0.03	$1.33	$1.65	($0.32)
Earnings Per Share (Diluted)	$0.58	$0.55	$0.03	$1.32	$1.65	($0.33)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2015	2014	% Change*	2015	2014	% Change*
Electric On-System kWh Sales (in millions):
Residential	514	495	3.9%	1,895	1,990	(4.7%)
Commercial	437	427	2.4%	1,595	1,588	0.4%
Industrial	287	276	3.9%	1,061	1,015	4.5%
Other	128	124	2.8%	465	466	(0.3%)
Total On-System Electric Sales	1,366	1,322	3.3%	5,016	5,059	(0.9%)

Retail Gas Sales (billion cubic feet):
Residential	0.11	0.09	19.7%	2.46	2.87	(14.3%)
Commercial/Industrial	0.10	0.09	16.3%	1.19	1.42	(16.1%)
Other	0.00	0.00	50.00%	0.03	0.03	(15.0%)
Total Retail Gas Sales	0.21	0.18	18.1%	3.68	4.32	(14.9%)

* Slight differences from actual results may occur due to rounding to millions.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – September 30, 2014	$0.55	$1.65
Gross Margins
Electric segment	0.13	0.06
Gas segment	0.00	(0.02)
Other segment	0.00	0.00
Total Gross Margin	0.13	0.04

Expenses
Operating	(0.01)	(0.05)
Maintenance and repairs	0.01	(0.08)
Depreciation and amortization	(0.02)	(0.09)
Other taxes	(0.02)	(0.03)
Change in effective income tax rates	(0.02)	(0.02)
Other income and deductions	(0.02)	(0.03)
Interest charges	(0.01)	(0.04)
AFUDC	(0.01)	(0.01)
Dilutive effect of additional shares issued	0.00	(0.01)

Basic Earnings Per Share – September 30, 2015	$0.58	$1.33
Diluted Earnings Per Share – September 30, 2015	$0.58	$1.32

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and twelve month period ended September 30, 2015 versus September 30, 2014 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believes useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and have included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Guidance

The guidance range of $1.30 to $1.45 per share communicated in February 2015 remains unchanged. This range assumed 30-year average weather, overall system energy growth of less than 1%, and increased operating costs, driven by a full year of service from our Asbury AQCS upgrade. Our guidance range remains unchanged as the Missouri rate case order effective July 26, 2015 reflected lower fuel costs which has little impact on margin. Other factors that may impact earnings include variations in customer growth and usage projections and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, October 30, 2015, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended September 30, 2015. To phone in to the conference call, parties in the United States should dial 1-888-243-4451, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary, The Empire District Gas Company) and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K and Form 10-Q.

CONTACT:
The Empire District Electric Company
Investor Relations:
Dale Harrington, 417-625-4222
Director of Investor Relations
dharrington@empiredistrict.com
or
Media Communications:
Julie Maus, 417-625-5101
Director of Corporate Communications
jmaus@empiredistrict.com